News Release

Release Date:     Wednesday, September 23, 2015

Release Time: Immediately

Contact:     Eric E. Stickels, President & COO

Phone:     (315) 366-3702

Oneida Financial Corp. Announces Quarterly Dividend

Oneida, NY, September 23, 2015 - Michael R. Kallet, Chairman and Chief Executive Officer of Oneida Financial Corp. (the “Company”) (Nasdaq Global: ONFC), today announced that the Company has declared a quarterly cash dividend of twelve cents ($0.12) per share of the Company’s common stock. The dividend is payable to stockholders of record as of October 6, 2015 and will be paid on October 20, 2015.
Oneida Financial Corp. reported total assets at June 30, 2015 of $849.6 million and stockholders’ equity of $96.4 million. The Company’s wholly owned subsidiaries include The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank; State Bank of Chittenango, a state chartered limited-purpose commercial bank; OneGroup NY, Inc. (formerly Bailey & Haskell Associates, Inc.), an insurance, risk management and employee benefits company; and Oneida Wealth Management, Inc., a financial services and investment advisory firm. Oneida Savings Bank was established in 1866 and operates twelve banking offices in Madison and Oneida counties. For more information, visit the Company’s web site at www.oneidafinancial.com.